RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

                                                             Fiscal Year
                                      -----------------------------------------------------------
                                         1997        1998        1999        2000        2001
                                      ----------- ----------- ----------- ----------- -----------

Income before taxes and fixed charges
  (net of capitalized interest):
  Income from continuing operations
    before income taxes, equity in
    net income/(loss) of joint
    venture and cumulative effect of
    change in accounting principle....  $852,195    $508,693  $1,023,344  $2,947,844  $1,103,802
  Add fixed charges net of
    capitalized interest*.............    46,982      73,175      72,698      87,097      99,575
                                      ----------- ----------- ----------- ----------- -----------
      Total income before taxes and
       fixed charges..................  $899,177    $581,868  $1,096,042  $3,034,941  $1,203,377
                                      ----------- ----------- ----------- ----------- -----------
Fixed charges:
  Interest expense....................   $21,693     $46,074     $47,566     $51,375     $47,640
  Capitalized interest................       750       4,268       6,000       6,000       3,500
  Interest component of
    rent expense**....................    24,846      26,587      24,552      35,105      50,849
                                      ----------- ----------- ----------- ----------- -----------
      Total fixed charges.............   $47,289     $76,929     $78,118     $92,480    $101,989
                                      ----------- ----------- ----------- ----------- -----------
Ratio of earnings to fixed charges....   19.01x      7.56x       14.03x      32.82x      11.80x
                                      =========== =========== =========== =========== ===========

*   Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

**   The interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.